EXHIBIT 10(a)
                              DEPARTMENT OF ENERGY
                            Germantown, MD 20874-1290

                                  May 29, 2002

Mr. J.R. Gaines, Jr.
Superconductive Components, Inc.
1145 Chesapeake Avenue
Columbus, OH 43212-2284

Reference: Application Number 70375S02-I, "Feasibility of Cost Effective, Long Length, BSCCO 2212 Round Wires, for Very High Field Magnets, Beyond 12 Tesla at
4.2 Kelvin"

Dear Mr. Gaines:

I am please to inform you that the subject grant application, submitted by your company to the Department of Energy (DOE), has been selected for a Small Business Innovation Research (SBIR) award. Effective this year, the project period for SBIR Phase I grants has been changed to nine months. This letter sets out some guidelines for SBIR awardees. We would appreciate your careful consideration.

First, you will be contacted by one of the DOE Operations Offices that conduct award negotiations. That office will request your completion of the enclosed PI certification and the other required certification forms, which can be found on our Website at http://sbir.er.doe.gov/sbir, click on FY 2002 Solicitation, then Certifications. They can provide you with blank copies if you do not have Internet access.

Second, we need you to send us an electronic copy of Appendix B (enclosed), the Project Summary, of the above-referenced grant application, in Microsoft Word format. A blank summary form is available on the Web at http://sbir.er.doe.gov/sbir, click on FY 2002 Solicitation, then Forms, and then Project Summary. Once you have downloaded the form and filled it in, PLEASE SEND IT VIA E-MAIL TO sbir-sttr@science.doc.gov no later than June 21, 2002. After the above materials are received and negotiations are completed, we would expect your grant to be executed on or near July 22, 2002.

Third, if you are collaborating with a DOE national laboratory on the research project, the laboratory may require an up front payment for the full cost of the first 90 days of work they perform. These funds may be obtained in an advance payment which may include the entirety of your project's actual needs for the first three months of the grant, or even a lump sum payment of the entire grant. To obtain this advance payment, provide a written request to the DOE Operations Office that explains why the funds are needed.

Lastly, I have enclosed copies of the reviewers' comments used in the evaluation of your grant application. Some comments contain suggestions for improving the research effort. If you

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believe that the suggestions would support your project's research goals, please inform the Technical Project Manager, whose name and phone number can be obtained from the Operations Office. If the scope of the work would be substantially changed, please also inform the Operations Office.

You will be eligible to apply for Phase II funding in fiscal year 2003. During the nine month Phase I project period, our office will provide instructions on how to submit a Phase II application. QUESTIONS PERTAINING TO THE PHASE I GRANT ITSELF SHOULD BE DIRECTED TO THE OPERATIONS OFFICE.

Even though the Department assumes no financial responsibility until a grant is properly executed, let me take this opportunity to congratulate you on winning an extremely tough competition.

                                                     Sincerely,

                                                     /s/ Robert E. Berger
                                                    ----------------------------
                                                     Robert E. Berger
                                                     SBIR/STTR Program Manager

3 Enclosures
PI Certification
Reviewers' Comments
Project Summary, Appendix B